Exhibit 10(o)

July 31, 2000

                            PERSONAL AND CONFIDENTIAL

                        TERMINATION SETTLEMENT AGREEMENT

Archie Livis
220 Boylston Street, Apt. 1213
Boston, MA 02116

Dear Archie:

This letter describes our proposed agreement concerning the termination of your employment with The Gillette Company.

As we discussed, your scheduled release date is July 31, 2000. This will be your last day of employment with Gillette.

Termination Settlement Pay - The total termination settlement pay available to you under this Agreement is equal to 104 weeks of your current base salary. As we discussed, you will continue to receive your current base salary during the 22-week period from August 1, 2000, through December 31, 2000, when you will be terminated from the payroll. (The period between August 1, 2000, and December 31, 2000, is called the "settlement payments period.") The remaining 82 weeks of your termination settlement pay will be paid to you in a lump sum in January 2001.

Benefits Status During Settlement Payments Period - You will be eligible during the settlement payments period to continue participation in a number of employee benefits and services during the settlement payments period. These include continuing participation in the following contributory benefit plans:

      Medical Plan
      Dental Plan
      Employees' Savings Plan
      Supplemental Savings Plan
      Executive Life Insurance Plan

If you elect to continue your participation in the Gillette medical or dental plans after your scheduled release date and you become eligible for coverage under any other medical or dental plans, you agree to look to those other plans for your primary coverage. Coverage under a Gillette plan will only apply in accordance with Gillette's Coordination of Benefits Provision as secondary payer.

During the settlement payments period, you will also be eligible for many of the currently provided employee benefits and services. However, following your scheduled release date, you will not be eligible for certain employee benefits, including:

      Incentive Bonuses
      Salary Continuation Plan
      Long-Term Disability Plan
      Vacation Accrual
      Travel Accident Insurance Plan
      Tuition Refund Plan

The following is information concerning specific benefits provided under this Agreement as of your scheduled release date, at the end of the settlement payments period or when you begin receiving pension benefits, as discussed below.

The Gillette Company Retirement Plan - Company records indicate you will be eligible for a pension as of your scheduled release date. You have elected to retire on January 1, 2001, and begin receiving pension payments thereafter. On December 31, 2000, the termination settlement payments period will end and you will become eligible for only those pension benefits and services available to retirees. As stated above, the balance of termination settlement pay due under this Agreement after December 31, 2000, will be paid to you as a lump sum in January 2001. This lump sum payment will not be included in determining service credit or in computing compensation under the Retirement Plan.

Group Medical Coverage - If you elect to receive termination settlement pay as continuing payments, you may elect to continue your current Gillette group medical coverage at the regular employee contribution rate throughout the settlement payments period.

Group Dental Coverage - Dental coverage may be continued at the regular employee contribution rate throughout the settlement payments period. After the settlement payments period, you may continue dental coverage for up to a total of 18 months from your scheduled release date by paying 102% of the cost of such coverage. Dental coverage is otherwise not available after retirement.


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

Coverage under the Gillette group dental plan will continue through the last day of the month in which you terminate from the group plan. If you are in the process of having dental work done which requires more than one visit (for example, root canal work, etc.), you will have 30 days from the first of the next month to have it completed. The Gillette group dental plan cannot be converted into an individual membership.

Employee Stock Ownership Plan (ESOP) -When terminated from the payroll at the end of the settlement payments period, you may take a distribution of the account, or, if the account balance is $5,000 or more, defer the distribution. A terminating employee who is retirement eligible should refer to the Retiree/LTD Medical Program for information on using the ESOP to fund retiree medical coverage.

Retiree Medical Program - You will be eligible for participation in the Retiree Medical Program upon or after retirement. Since you were hired prior to July 1, 1990 (Group 2), you must maintain the full ESOP account balance with the trustee for continued eligibility for retiree medical coverage.

Executive Life Insurance - Coverage may be continued by payroll deduction during the settlement payments period, at the same coverage level as an Active employee. At retirement, no further contributions are required and coverage levels are adjusted to reflect a retirement benefit.

Estate Preservation Plan - You, or the policy owner, may retain the policy by continuing the scheduled premium payments determined at the time of inception. If you elect to discontinue this policy, the Company will withdraw its cumulative premium payments from the policy's cash value and have no further interest in the policy.

Savings Plan - You may continue to participate in the Employees' Savings Plan during the settlement payments period. Participation in the Savings Plan during the settlement payments period will be at your rate of contribution on the scheduled release date, unless you change the contribution rate on a subsequent date. You may, in accordance with the terms of the Plan, retain your account balance after your contributions end and defer withdrawal to a future date. When you want to withdraw your account, you may call the Plan Record Keeper and Trustee, Fidelity Investments, at 1-800-544-0263. A voluntary withdrawal taken prior to the end of a settlement payments period may result in suspension of participation and/or a negative tax impact. Please refer to the current Employees' Savings Plan booklet.

No contributions to the Employees' Savings Plan may be applied from lump sum termination settlement payments, nor may a retiree continue contributions to the Plan.


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

Supplemental Savings Plan - Deferrals under the Supplemental Savings Plan may continue during the settlement payments period. At the end of the settlement payments period, the Supplemental Savings Plan balance will be paid to you in a single lump sum unless you have previously made a timely deferral election.

Stock Equivalent Unit Plan - During the settlement payments period, the value of any awards will continue to be determined by stock price appreciation and dividend credits. You will receive additional information from the Manager of Executive Compensation concerning your payment or deferral election.

Incentive Bonus Plan - Please refer to the Incentive Bonus Plan and to the Manager of Executive Compensation regarding bonus eligibility.

Stock Option Plan - Since you have elected to begin receiving pension payments on January 1, 2001, your period for exercising any vested options will be the time period available to Stock Option Plan Participants retiring under The Gillette Company Retirement Plan. Please refer to the 1971 Stock Option Plan for detailed information on the exercise of Stock Options.

Vacation Pay - Any unused current year vacation accrued as of your scheduled release date will be paid to you at that time. Because you are eligible for retirement benefits under the Retirement Plan as of your scheduled release date, you will be granted full year vacation accrual for the current year. There will be no vacation accrual after the scheduled release date.

Basic Fringe Benefit Rights - If you decide not to accept and sign this Agreement, your basic rights to certain fringe benefits upon termination will not be altered by your decision. These include your rights under applicable laws and benefit plan provisions to accrued and unused vacation pay as of your scheduled release date, continuation of group medical and dental coverage under COBRA, and conversion rights under the group life insurance plans as well as any rights you have under the ESOP, Savings and Retirement Plans.

Inventions and Confidentiality - You are reminded that you will continue to be subject to the provisions of your employment agreement with The Gillette Company even after your scheduled release date, including your agreement to transfer to The Gillette Company all improvements and inventions in certain fields made by you during your employment and within certain stated periods thereafter, and your agreement not to disclose or use at any time any secret or confidential information or knowledge obtained or acquired by you while in, or by reason of, your employment.


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

Unemployment Compensation - Eligibility for unemployment compensation is determined by the Massachusetts Department of Employment and Training and not by the Company. If you wish to apply for unemployment, you should file an application according to the attached information promptly after your last day of work. The regulations of some states may delay the start of unemployment compensation payments because termination payments are or were being received.

Non Defamatory Behavior - You agree that, except as may be required by law, you will not make, publish or state, or cause to be made, published or stated, any defamatory statement, writing or communication pertaining to the character, reputation, business practices, competence or conduct of The Gillette Company, its affiliates, shareholders, directors, officers, employees, agents, attorneys, servants, representatives, and successors, whether such conduct occurs prior or subsequent to this Agreement.

Company Property - You agree that, not later than your scheduled release date, you will return all equipment, files, documents, credit cards, and any other property belonging to The Gillette Company.

Non-Assignment - The settlement pay and benefits under this Agreement are personal to you and are expressly declared to be non-assignable and non-transferable. You shall have no right to commute, sell, assign, transfer or convey any payment hereunder. This Termination Settlement Agreement shall be binding upon any successor to the business of The Gillette Company, but shall not otherwise be assignable.

Payment to Estate - Should you die after your scheduled release date and after executing this Agreement but before all settlement payments are completed, your estate will receive a lump sum payment of any balance of termination settlement pay due.

Non-Competition Agreement and General Release - Your receipt of termination settlement pay and benefits under this Agreement is contingent on your agreeing to the following non-competition agreement and release of all claims.

Non-Competition Agreement - In consideration of the termination settlement pay and other settlement benefits, you agree that during the period ending July 30, 2002 (the "non-competition period"), which equals the number of weeks of termination settlement pay, you will not, without receiving prior written approval of The Gillette Company, engage in any business which is in competition with the business of Gillette, as defined below, or directly or indirectly accept employment with or render services on behalf of a competitor of Gillette, or any third party, in any capacity where the confidential information of Gillette acquired by you during your employment with Gillette may be considered to be useful to the competitor or to such other third party to become a competitor, irrespective of whether or not such competitor or such third party has any actual or implied intent to use confidential information of Gillette. "The business of Gillette" is understood to mean the business of The Gillette Company, including its subsidiaries, affiliates, joint


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

venturers, and other entities with which Gillette has a substantial identity of interest. You acknowledge that if, at any time during the non-competition period, you perform services for any such competing business without obtaining prior written approval, The Gillette Company may, in its sole discretion, immediately terminate all termination settlement payments and settlement benefits and take whatever other actions it deems appropriate, including an action to enjoin without bond any breach of this Agreement.

Release of All Claims - The Company wants to be certain that this Termination Settlement Agreement will resolve any and all dissatisfactions which you might have and in that regard requests that you carefully consider the following Release of All Claims.

In consideration of the termination settlement pay and other benefits to be provided to you, you do hereby, for yourself, your heirs, executors and assigns, release and agree to indemnify and hold harmless The Gillette Company, its affiliates, shareholders, directors, officers, employees, and successors from any and all claims, charges, complaints, damages, or causes of action, now existing, both known and unknown, of every name and nature, including but not limited to all claims of breach of contract or misrepresentation, wrongful discharge, or arising from alleged violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, Chapter 151B of Massachusetts General Laws, or any other local, state or federal law, regulation or policy or any other claim relating to or arising out of your employment with The Gillette Company or the termination thereof, with the sole exception of any rights you may have under the Workers' Compensation Act, and you further promise not to institute any lawsuit to challenge the validity of this release or the circumstances surrounding its execution.

You also acknowledge that, prior to your execution of this release, you have been provided with the option and opportunity of reviewing this release with independent counsel of your own choosing, that you are competent to exercise this release, that the only consideration is the termination settlement pay and benefits described herein and that no other promise or agreement has been made, that your agreement to execute this release has not been obtained by any duress and that you fully understand that this document is intended to be a complete and legally binding general release.

Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Headings - Headings of the various provisions used herein are for convenience of reference only and shall not alter the meaning of the provisions.


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

Severability - You agree that should any of the provisions of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby.

Review - No decisions are required of you today. You have adequate time to review the provisions of this Agreement, and to meet with the appropriate personnel representatives and/or independent counsel of your own choice. You are advised to consult with an attorney before signing this Agreement.

If, after review, you agree to and accept the terms and conditions of this Agreement, please sign and return the enclosed copy not later than 21 days after your receipt of the Agreement.

Revocation - Federal law provides you with the right to revoke this Agreement during the seven days following your signing of the Agreement.

I would like to take this opportunity to extend my personal thanks for your past support and my best wishes for your future.

Sincerely,

THE GILLETTE COMPANY

Robert E. DiCenso

AGREED AND ACCEPTED:

I hereby accept and agree to all of the terms and provisions of this Agreement as set forth herein.


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Signature                           WITNESS: Signature

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Date


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